Exhibit 13(a)(4)

Change in the Independent Public Registered Accounting Firm

On February 27, 2024, the Board, on behalf of the Fund, dismissed Deloitte & Touche LLP (“Deloitte”) as the Fund’s independent registered public accounting firm. Deloitte’s report on the Fund’s financial statements for the fiscal years or periods ended March 31, 2022 and March 31, 2023 contained no adverse opinion or disclaimer of opinion nor was Deloitte’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal periods ended on March 31, 2022 and March 31, 2023 and through February 27, 2024 (the “Covered Period”), (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On February 27, 2024, the Board approved the decision to engage Cohen & Company, LTD (“Cohen”). as the independent registered public accounting firm for the Fund for the fiscal year ended March 31, 2024. The selection of Cohen does not reflect any disagreements with or dissatisfaction by the Board with the performance of the Fund’s prior independent registered public accounting firm, Deloitte. During the Covered Period, neither the Fund, nor anyone on their behalf, consulted with Cohen on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Deloitte & Touche LLP 200 Berkeley Street Boston, MA 02116 USA Tel: +1 617 437 2000 www.deloitte.com

June 4, 2024

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the references to us within the first paragraph of the section titled “Change in Independent Registered Public Accounting Firm” within the “Other Information” section of Cascade Private Capital Fund’s (formerly Barings Private Equity Commitments and Opportunities Fund) March 31, 2024 Form N-CSR, and we agree with the statements made therein.

Yours truly,

June 5, 2024

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street, NE Washington, DC 20549

Re: Cascade Private Capital Fund
File no. 811-23700

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Cascade Private Capital Fund, dated June 5, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board